EXHIBIT 10.1
Fiscal Year 2011
PERFORMANCE AWARD AGREEMENT

In consideration of your performance and service with Lantronix, Inc., a Delaware corporation (the “Company”), this Agreement is entered into by and between the Company and [EMPLOYEE NAME] (the “Grantee” or “Employee”) pursuant to the terms of this Performance Award Agreement and Exhibits A and B attached hereto (collectively the “Agreement”).

This Agreement is the entire agreement between the Company and Grantee regarding the subject matter of this Agreement and supersedes and replaces any prior or existing discussions, negotiations, or agreements between the Grantee and the Company regarding any incentive bonus, project bonus, or discretionary bonus; not to include Long Term Incentive Plan Agreement(s).

1.
Eligibility.  The Performance Award (as defined below) is designed to provide performance-based incentive compensation for all eligible employees during the two six-month grant periods commencing on July 1, 2010 and ending on December 31, 2010 (“Grant Period A”) and the period commencing on January 1, 2011 and ending on June 30, 2011 (“Grant Period B”).  The Compensation Committee of the Company’s Board of Directors (the “Committee”) has the sole authority to determine eligibility to receive Performance Awards.  Grantees are selected by the Committee to receive a Performance Award.  In order to be eligible to receive any  portion of the Performance Award, Grantee must satisfy all of the following:

(a)
Grantee must have been employed by the Company, or any subsidiary of the Company, by September 30, 2010 in respect of Grant Period A, and March 31, 2011 in respect of Grant Period B, respectively, to be eligible for pro-rated awards and by July 1, 2010 and January 1, 2011 for Grant Periods A and B respectively, to be eligible for full awards;

(b)	Grantee must have a satisfactory performance rating as of the last day of the applicable Grant Period; and

(c)	Grantee must have continued employment with the Company, or any subsidiary of the Company, as of the last day of the applicable Grant Period to receive any portion of the award.

2.
Performance Award.  Subject to, and contingent upon, those conditions set forth in Section 3 below, and compliance with the requirements of this Agreement, by this Agreement, you are hereby eligible to be granted a target performance award as set forth in the applicable Exhibit which may be paid in either a cash award, or Company Common Stock through the grant of Restricted Stock Units under the terms and conditions of the Plan, or a combination of the two, at the discretion of the Committee.  Total number of Restricted Stock Units will be determined based on the fair market value of Company Common Stock as of, and immediate vesting will occur as of, the date that the Committee certifies Company performance for the applicable Grant Period, or as otherwise determined by the Committee or the Board of Directors.

3.	Conditions to Receipt of Performance Award.

(a)	The granting of any award hereunder by the Company shall be contingent upon the prior occurrence of each of the following:

(i)	The performance metrics contained in the applicable attached Exhibit must be attained for a Performance Award to be earned.
(ii)	The availability of an adequate number of authorized shares available for grant under the Plan.

The Committee and Board of Directors shall have the exclusive and final discretionary authority to determine: whether or not to issue the award, satisfaction of the contingencies set forth above, the form of any award (i.e., Restricted Stock Units vs. cash awards), and the frequency of the award on either an annual or biannual basis.

(b)
Performance Awards granted under the Agreement will be made through the form of either cash payment or the issuance of Company Common Stock or a combination of the two (the “Performance Award”) through the grant of Restricted Stock Units, under the terms and conditions of the Plan.  The award will be based on Employee’s job grade level, EBITDA and Revenue according to the then current Fiscal Year 2011 Annual Operating Plan and stretch plan, and Management by Objectives (MBOs), as defined in the applicable Exhibit.  If you meet the eligibility criteria set forth in Section 1 above, you will receive the Performance Award as set forth  on the schedule in the applicable Exhibit.  To the extent that any Performance Award is granted hereunder, such Performance Award shall be granted to you at a time (to be determined by the Committee and/or the Board of Directors in their sole discretion) following the end of the applicable Grant Period but in no event later than March 15 of the year following the end of the applicable Grant Period.

4.
Tax Obligations.  As a condition of the granting of the Performance Award, the Grantee agrees that the Company may withhold cash and/or a number of the shares subject to the Performance Award to meet tax withholding obligations, as may be necessary to discharge the Company’s obligations with respect to any tax, assessment, or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Performance Award.

5.	No Assignment. This Agreement, and the benefits provided hereunder, may not be assigned by the Grantee by operation of law or otherwise.

6.
Governing Law.  This Agreement and the legal relations between the parties shall be governed and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

7.	Key Definitions

(a)
“Annual Operating Plan (AOP)” means the plan that serves to lay out planned activities and corresponding monetary resources for the fiscal year, measured on a quarterly basis, including, but not limited to, Revenue and EBITDA.   The AOP may be revised in the discretion of the Company’s Board of Directors.

(b)	“EBITDA” means earnings before interests, taxes, depreciation, amortization, stock based compensation, and other one-time events at the discretion of the Company’s Board of Directors.
(c)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
(d)	“Plan” means the 2010 Stock Incentive Plan as may be amended pursuant to applicable laws, Company articles or Company bylaws.
(e)	“Revenue” means the total amount of money received by the Company for goods sold or services provided during a certain time period.

8.
Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company.

9.
Amendments.  This Agreement may be terminated, amended or modified at any time by an instrument in writing from the Company, in its sole discretion.  The Company reserves the right to administer, modify, or terminate the Agreement with or without notice.

10.
Authority.  Except as otherwise set forth in this Agreement, the Committee shall administer the Agreement and shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Agreement, to determine the amount of payment under this Agreement, to construe terms and provisions of this Agreement, and to exercise all other powers specified in this Agreement or which may be implied from the provisions of this Agreement.

The Committee has the authority, in its discretion to amend and rescind any of this Agreement’s terms or provisions, terminate this Agreement, and to make all determinations necessary for the administration of this Agreement.

11.
Employment At-Will.  The employment of all employees of the Company, or any subsidiary of the Company, is terminable at any time by either party, with or without cause being shown or advance notice by either party.  The Plans and this Agreement shall not be construed to create a contract of employment for a specified period of time between the Company and any Grantee.

12.
Rights as a Stockholder.  The Grantee shall have no rights as a stockholder of the Company with respect to any share of Common Stock of the Company underlying or relating to any Performance Award until the issuance of a stock certificate to the Grantee in respect of such Performance Award.

13.	Headings. The headings in the Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.
Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

Larry Sanders
Chairman of the Board

John Rehfeld
Chair, Compensation Committee

ACKNOWLEDGED AND AGREED:

By:___________________________
Printed Name:
Date:

EXHIBIT A

GRANT PERIOD A

EXHIBIT B

GRANT PERIOD B